Exhibit 10.1

June 19, 2017

Joe Tautges
6971 Hollow Lake Way

San Jose CA 95120-5814

Dear Joe,

Congratulations! Let me be the first to welcome you to CDK Global, a leading provider of integrated technology solutions to dealerships for automobiles, motorcycles, boats, recreational vehicles, and heavy equipment throughout the world.

This letter will confirm our conversation concerning your offer of employment with CDK Global. Your start date will be August 1, 2017 and you will have a week of intense business orientation prior to assuming the role of EVP, Chief Financial Officer, reporting to the Chief Executive Officer, Brian MacDonald, effective August 9, 2017. All compensation and benefit programs available to Senior Officers, including those outlined herein, will be available to you effective August 1. The components of this offer are as follows:

Your annual salary will be $650,000.

Your management bonus will have a target of 80% of your annual base salary (prorated for the period of time you’ve been with the organization). Your bonus payout will be calculated based on performance against a set of objectives which will be determined upon your start with CDK.

Under the current guidelines, you are eligible to participate in our corporate officer equity program. Equity grants will be made in accordance with the program guidelines and subject to the terms and conditions in effect at the time of grant and also subject to Board approval.  Based upon the current terms of the plan, you will be eligible for a target grant of $1,300,000 in equity value, inclusive of $910,000 in performance stock units (PSUs) and $390,000 in stock options. The actual number stock options and PSUs granted will be determined based on CDK’s closing stock price on the grant date. The grant date for your equity grant will be, subject to any trading blackout periods, on or before August 9, 2017 assuming your employment start date is August 1, 2017. The stock options vest 25% each year and will be fully vested after four years. The PSUs will be settled in shares of CDK stock following the end of the three year performance period (June 30, 2020) and the number of PSUs awarded will be based on CDK’s actual results against the defined financial goals for the performance period.

In addition, upon employment, you will be awarded a one-time grant of $750,000 in restricted stock. The actual number of restricted shares granted will be determined based on CDK’s closing stock price on the grant date, which will be on or before August 9, 2017 subject to any company trading blackout periods and assuming your employment start date is August 1, 2017. The award will vest in three equal installments upon each anniversary of the grant date.

You will also receive a one-time cash sign-on bonus of $400,000 payable upon the successful completion of 30 days of employment. You will be required to repay this sign-on bonus in its entirety (net of taxes) to CDK Global should you voluntarily resign or be terminated for “cause” (as defined in the Corporate Officer Severance Plan) within one year of employment and you will be required to repay 50% of this bonus ($200,000, net of taxes) should you voluntarily resign or be terminated for cause after the one-year anniversary and prior to the two-year anniversary of your start date.

You will be eligible for an executive relocation package. Additionally, you will be eligible to participate in the officer car perquisite program.

You will be eligible to accrue and use vacation time in accordance with our Vacation policy up to a total of 20 days per calendar year.  In addition, you will be eligible to accrue personal time in accordance with our personal holiday policy.

The equity components of the offer described above are subject to the terms and conditions of the specific plan documents.

We think you will find CDK Global to be an exciting and dynamic place to work. We are glad you have decided to join the CDK Global team.

Sincerely,

/s/ Amy W. Byrne

Amy W. Byrne

EVP, Chief Human Resources Officer

Cc:   Lee Brunz, EVP, General Counsel

Lisa Chung, VP, Compensation

Signature of Acceptance

/s/ Joe Tautges Name	June 23, 2017 Date

IMPORTANT REMINDERS

In conjunction with this offer letter, here are additional items of importance that you must comply with or need to know about:

Background Check; Required Documentation: This offer is conditioned on your satisfactory completion of CDK’s standard background check process, which we will initiate immediately. In addition, on your first day of work, please bring with you documents to establish your identity and authorization to work in the United States, as required by the Immigration Reform and Control Act of 1986. (See the list of acceptable documents in your electronic welcome materials). Please note that failure to provide the proper documentation within three days of your start date may affect your continued employment with CDK Global.

New Hire Agreement: In accordance with our policy, your employment is conditioned upon your review and execution of a New Hire Agreement, which sets forth various obligations of CDK employees, including confidentiality and non-solicitation obligations. Please refer to your electronic welcome materials for the New Hire Agreement.

At-Will Employment: Your employment with CDK Global is on an at-will basis, and either you or CDK can terminate the employment relationship at any time for any reason, with or without advance notice and with or without cause. CDK Global also reserves the right to amend or terminate any form of compensation or benefits for any reason and at any time at CDK’s discretion. No one other than the Chief Executive Officer or General Counsel of CDK may enter into any agreement with you contrary to the foregoing and any such contrary agreement must be in writing and signed by the Chief Executive Officer or General Counsel.

Target Bonus: You must work a minimum of three months in the fiscal year and be employed on the bonus payment date (typically September following the end of CDK's fiscal year) to be eligible for the bonus program; bonus payouts are prorated based upon hire date.